Exhibit (g)
Half-Yearly Review
2010-11
15 December 2010

2010-11 Half-Yearly Review

This statement is released in compliance with section 8 of the Public Finance and Audit Act 1983. This section requires the Treasurer by 31 December in each year, to publicly release a statement (the half-yearly review) containing:
•	revised projections for the current financial year and an explanation of any significant variation in those revised projections from the original budget time projections

•	revised forward estimates, for major aggregates, over 3 years

•	the latest economic projections for the current financial year and an explanation of any significant variation from the budget time projections contained in the Budget Papers.
Section 8 also requires the half-yearly review is to be based on actual results as at the end of the previous October.
Also published with this statement are Uniform Presentation Framework (UPF) tables to meet Australian Loan Council reporting obligations.
Budget Paper No. 2 Budget Statement contains the full details of the 2010-11 Budget, as well as budget scope and other explanatory information. All financial statements presented are prepared in accordance with Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting.
Notes to using this report
The Budget year refers to 2010-11, while the forward estimates period refers to 2011-12, 2012-13 and 2013-14.
Figures in tables, charts and text have been rounded. Discrepancies between totals and sums of components reflect rounding. Percentage changes are based on unrounded estimates.
www.treasury.nsw.gov.au
www.budget.nsw.gov.au
2010-11 Half-Yearly Review

1. Overview
Economy
The global economic outlook remains positive and, as envisaged at Budget time, the transition from public to private demand is underway.
The main developments since Budget time have been a higher exchange rate, stronger than expected employment growth, higher than expected interest rates and a stronger recovery in agricultural production in New South Wales. However, consumers remain cautious in their spending, the broader housing market has not grown as fast as expected and recent floods may impact agricultural production and prices.
Revised Budget Forecasts
While the economic outlook remains broadly on track, Budget results are expected to be lower than previously forecast. The 2010-11 result reflects lower than expected revenues, while results in the later years are driven by higher expenses.

	2009-10	2010-11	2011-12	2012-13	2013-14
Budget Results	$m	$m	$m	$m	$m

2010-11 Budget	101	773	885	863	628
Half-Yearly Review	994	167	176	432	129

	Four year average growth
	2009-10 to 2013-14
	Revenue	Expense
	%	%

2010-11 Budget	3.6	3.4
Half-Yearly Review	3.2	3.7
Adjusted Basis[1]
2010-11 Budget	5.7	4.7
Half-Yearly Review	5.1	5.1

[1]	Excluding the impact of the Australian Government’s Nation Building — Economic Stimulus Plan and other factors which distort year to year comparisons.

2010-11 Half-Yearly Review	Page 1

Balance Sheet Indicators
Movements in the general government balance sheet since the 2010-11 Budget reflect lower than expected investment earnings during the 4th quarter of 2009-10 and changes in expected Budget outcomes2.
Movements in net debt are largely driven by the better than expected result in 2009-10 and the changes in the forecast Budget position over the next four years.

	30 June
General Government	2010	2011	2012	2013	2014

Net Financial Liabilities

2010-11 Budget
- $m	48,210	49,219	51,387	52,335	53,325
- % of GSP	11.5	11.0	10.7	10.4	10.0

Half-Yearly Review
- $m	52,884	52,670	53,965	55,487	57,435
- % of GSP	13.0	12.0	11.6	11.3	11.1

Net Debt

2010-11 Budget
- $m	10,375	12,228	12,574	13,113	13,485
- % of GSP	2.5	2.7	2.6	2.6	2.5

Half-Yearly Review
- $m	9,364	12,153	13,609	14,788	15,806
- % of GSP	2.3	2.8	2.9	3.0	3.1

	30 June
	2010	2011	2012	2013	2014
Non-Financial Public Sector	%	%	%	%	%

Net Debt and Unfunded Superannuation Liabilities as a Share of Total Revenues

2010-11 Budget	95.9	100.5	105.4	106.7	108.3

Half-Yearly Review	101.7	105.8	107.8	109.6	112.0

[2]	Net financial liabilities for 2010 and 2011 are also higher as a result of using a lower discount rate to value unfunded superannuation liabilities in line with accounting standards. Changes in discount rates do not impact on the underlying financial position of the State.

Page 2	2010-11 Half-Yearly Review

Standard and Poor’s Metric
In line with weaker financial aggregates, the key metric used by the Standard and Poor’s rating agency is expected to increase compared with estimates at Budget time.
Non-financial public sector: Net Debt and Unfunded Superannuation Liabilities as a share of total revenue
(a)	Series break in 2004-05 as a result of the adoption of Australian Equivalents to International Financial Reporting Standards.
In accordance with normal budget practice, the estimates do not include the impact of potential business asset transactions such as WSN Environmental Solutions and divestments arising from the Government’s Energy Reform Strategy.

2010-11 Half-Yearly Review	Page 3

THIS PAGE LEFT BLANK INTENTIONALLY.

Page 4	2010-11 Half-Yearly Review

2. Fiscal Position
2.1 2010-11 Budget Result
The Budget result for 2010-11 is forecast to be a surplus of $167 million, $606 million lower than the Budget time estimate.
Table 2.1: General Government Sector Operating Statement

					4 Months to
	2009-10	2010-11			31/10/2010
	Actual	Budget	Revised	Variance	Actual
	$m	$m	$m	$m	$m

Revenue from Transactions
Taxation	19,129	20,194	19,927	(267)	6,382
Grant Revenue
- Commonwealth general purpose	13,419	14,827	14,355	(472)	4,869
- Commonwealth national agreements	6,554	6,817	6,835	18	2,224
- Commonwealth national partnerships	6,367	4,456	4,320	(136)	1,422
- Other grants and subsidies	643	641	589	(52)	238
Sale of goods and services	4,327	4,584	4,649	65	1,537
Interest	316	325	297	(28)	130
Dividend and income tax equivalent income from other sectors	2,037	1,705	1,713	8	568
Other dividends and distributions	285	347	369	22	142
Fines, regulatory fees and other revenue	3,256	3,774	3,482	(292)	1,075

Total Revenue	56,333	57,669	56,535	(1,134)	18,586

Expenses from Transactions
Employee	23,073	24,693	24,613	(80)	7,973
Superannuation
- Superannuation interest cost	951	867	838	(29)	303
- Other superannuation	2,120	2,206	2,251	45	729
Depreciation and amortisation	2,769	3,045	2,953	(92)	941
Interest	1,653	1,953	1,912	(41)	565
Other property	1	1	1	—	—
Other operating	11,588	12,481	12,481	—	3,689
Grants and transfers
- Current grant and subsidies	7,987	8,605	8,615	10	3,030
- Capital grants	5,197	3,045	2,705	(340)	687
Total Expenses	55,339	56,896	56,369	(527)	17,916

BUDGET RESULT — SURPLUS/(DEFICIT) [Net Operating Result]	994	773	167	(606)	670

2010-11 Half-Yearly Review	Page 5

Table 2.1: General Government Sector Operating Statement (cont)

					4 Months to
	2009-10	2010-11			31/10/2010
	Actual	Budget	Revised	Variance	Actual
	$m	$m	$m	$m	$m

Other economic flows included in the operating result
Gain/(Loss) from superannuation	—	—	—	—	—
Gain/(Loss) from other liabilities	(238)	69	124	55	—
Other net gains/(losses)	875	493	518	25	351
Share of earnings from Associates (excluding dividends)	173	47	32	(15)	—
Dividends from asset sale proceeds	—	188	28	(160)	—
Deferred tax from other sectors	925	169	117	(52)	(12)
Other	(90)	—	—	—	—

Operating result (accounting basis)	2,639	1,739	985	(754)	1,009

Other economic flows — other movements in equity
Superannuation actuarial gains/(loss)	(3,156)	1,401	3,518	2,117	431
Revaluations	5,476	2,170	3,558	1,388	275
Net gain/(loss) on equity investments in other sectors	5,702	1,045	724	(321)	(1,712)
Net gain/(loss) on financial instruments at fair value	—	—	—	—	—
Other	88	—	46	46	11

Comprehensive result — total change in net worth	10,749	6,354	8,830	2,476	14

Key Fiscal Aggregates

Comprehensive result — total change in net worth	10,749	6,354	8,830	2,476	14
less: Net other economic flows	(9,755)	(5,581)	(8,664)	(3,083)	783

equals: Budget Result — net operating balance	994	773	167	(606)	797

less: Net acquisition of non-financial assets
Purchase of non-financial assets	7,033	7,138	7,340	202	2,086
Sales of non-financial assets	(671)	(560)	(377)	183	(88)
less: Depreciation	(2,769)	(3,045)	(2,953)	92	(941)
plus : Change in inventories	(11)	1	(3)	(4)	(8)
plus : Other movements in non-financial assets
- Assets acquired under finance leases	244	539	554	15	86
- Other	(109)	(33)	(48)	(15)	36
equals: Total Net acquisition of non-financial assets	3,717	4,040	4,513	473	1,171

equals: Net Lending/(borrowing) [Fiscal Balance]	(2,723)	(3,267)	(4,346)	(1,079)	(374)

OTHER AGGREGATES
Capital Expenditure	7,277	7,677	7,894	217	2,171

Page 6	2010-11 Half-Yearly Review

Revenues
Total revenue in 2010-11 is estimated to be $56.5 billion, which is $1.1 billion or 2 per cent lower than the Budget estimate. The main changes are:

2010-11 revenue	Variance from Budget	Main reasons why

Taxation revenue	$267 million lower	Downward revision to transfer duty of $274 million, or 6.8 per cent. Year-to-date collections are below expectations suggesting a greater than expected impact of recent interest rate increases on market participants.

Minor downward revisions to motor vehicle stamp duty (- $16 million), totalisator revenue (-$14 million), the waste disposal levy (-$18 million), and fees for the government guarantee of debt (- $55 million).

These are partially offset by upward revisions to payroll tax ($66 million) reflecting stronger than expected employment growth, vehicle weight tax ($39 million) and the bushfire services levy ($40 million).

General purpose payments from the Australian Government	$472 million lower	GST revenue in 2010-11 has been revised down by $437 million reflecting revisions to the GST pool by the Australian Government and an adjustment for the overpayment of GST to the States in 2009-10.

National partnership (NP) payments	$136 million lower	The reduction is primarily due to changes in the timing of NP payments. Road funding is projected to be $211 million below budget following payments by the Australian Government in June rather than July 2010. Funds for the Holbrook Bypass on the Hume Highway accounted for the bulk of this timing shift ($202 million). The revised timing of these payments has minimal impact on capital spending as the Holbrook project will be delivered over 3 years.

The reduction in road grants was partially offset by a $42 million increase in funding under the National Health and Hospital Network Agreement. This amount was originally expected in June 2010, but was paid in July following the signing of the NP.

2010-11 Half-Yearly Review	Page 7

2010-11 revenue	Variance from Budget	Main reasons why

Fines, fees and other revenues	$292 million lower	The recent appreciation of the Australian dollar has contributed to a reduction in royalties revenues ($332 million).

Projected fines revenue has been revised down ($97 million) following delays in the installation of safety and red light cameras. Infringements issued per camera have also been lower than expected as a result of safety awareness programs included in the Road Toll Response package.

Offsetting these reductions are increases in revenues of the Crown Finance Entity ($54 million) and other Roads and Traffic Authority revenues ($31 million).

Table 2.2: Taxation Revenue

	2009-10	2010-11		2011-12	2012-13	2013-14
	Actual	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m	$m

Stamp Duties	5,176	5,534	5,244	5,659	5,865	6,349
Purchaser Transfer Duty	3,739	4,049	3,775	4,126	4,462	4,889
Other Stamp Duties	1,437	1,485	1,469	1,533	1,403	1,460
Payroll Tax	6,142	6,324	6,389	6,855	7,255	7,665
Land Tax	2,296	2,328	2,328	2,483	2,644	2,814
Taxes on Motor Vehicle Ownership and Operation	1,654	1,775	1,814	1,895	1,978	2,061
Gambling and Betting	1,706	1,804	1,790	1,878	1,972	2,064
Other Tax Revenues	2,155	2,429	2,362	2,550	2,522	2,579

Total Tax Revenue	19,129	20,194	19,927	21,320	22,236	23,592

Page 8	2010-11 Half-Yearly Review

Expenses
Total expenses are estimated to be $56.4 billion in 2010-11, which is $527 million or 1 per cent lower than the budget estimate of $56.9 billion. The major expense reductions include:

2010-11 expenses	Variance from Budget	Main reasons why

Transport NSW	$350 million lower	A budgeted payment of $350 million for the South West Rail Link was brought forward and paid in 2009-10.

NSW Self-Insurance Corporation	$102 million lower	The reduction in outstanding workers compensation liabilities following a revision to the assumptions underlying the actuarial model ($136 million) and favourable claims experience on the public liabilities portfolio ($66 million).

These reductions are partially offset by increases in NSW Police Death and Disability costs ($75 million) and higher costs associated with the Home Warranty Insurance Scheme ($24 million).

Drought related provisions	$64 million lower	Revised estimate for drought-related works and assistance as New South Wales moves out of drought.

2.2 Forward Estimates
The revised results for 2011-12 onwards reflects a number of offsetting changes to individual revenues, expenditure increases in key service delivery agencies, cost pressures in areas such as insurance and flow on impacts to financing costs.
Table 2.3: Budget Results

	2010-11	2011-12	2012-13	2013-14
	$m	$m	$m	$m

Budget Time	773	885	863	628
Half-Yearly Review	167	176	432	129
Change	-606	-709	-431	-499

2010-11 Half-Yearly Review	Page 9

Total revenues across the forward estimates are largely in line with Budget forecasts. However, this outcome masks a number of significant changes in individual revenues. The major changes include:
•	GST payments are below Budget due to downward revisions to the GST pool in line with Australian Government forecasts

•	lower transfer duty across all years reflecting the impact of a more subdued property market

•	higher mining royalties, particularly in 2012-13 and 2013-14, reflecting revised forecasts for coal prices. The exchange rate is assumed to retrace slightly from recent high levels, and with Newcastle Port reaching capacity and international coal prices firming, royalties are expected to average $120 million higher over the forward estimates than in the Budget

•	higher payroll tax due to stronger than expected employment growth.
Headline expenses growth over the 4 years to 2013-14 is expected to be 3.7 per cent per annum compared to Budget projections of 3.4 per cent. On an adjusted basis3, expenses are expected to grow by 5.1 per cent per annum or 0.4 per cent higher than forecast at Budget time.
The most significant post-Budget changes in expenses relate to:
•	higher insurance expenses largely due to actuarial assessments of liabilities associated with the Police Death and Disability scheme

•	timing changes in capital grants to the rail sector. With the expected rapid growth in capital expenditure in the public transport sector, the Budget will, to the extent possible, prepay contributions to the sector to ease the burden on the Budget in future years.

•	higher interest expenses consistent with lower than expected revenues and a higher interest rate environment

•	slower than expected progress on the achievement of some agency savings plans

•	higher interest expenses consistent with movements in the Budget results and a higher interest rate environment.
Since the Budget the Government has also announced spending of $2 billion for disability services over the next five years.

3	Excluding the impact of the Australian Government’s Nation Building — Economic Stimulus Plan and other factors which distort year to year comparisons.

Page 10	2010-11 Half-Yearly Review

Table 2.4: General Government Sector Operating Statement — 2009-10 to 2013-14

	2009-10	2010-11	2011-12	2012-13	2013-14
	Actual	Revised	Forward estimates
	$m	$m	$m	$m	$m

Revenue from Transactions
Taxation	19,129	19,927	21,320	22,236	23,532
Grant and Subsidies
- Commonwealth general purpose	13,419	14,355	15,600	16,444	17,214
- Commonwealth national agreements	6,554	6,835	7,252	7,631	8,022
- Commonwealth national partnerships	6,367	4,320	3,628	2,937	2,208
- Other grants and subsidies	643	589	587	522	535
Sale of goods and services	4,327	4,649	4,859	5,118	5,374
Interest	316	297	276	289	302
Dividend and income tax equivalent income from other sectors	2,037	1,713	2,347	2,795	2,517
Other dividends and distributions	285	369	404	426	454
Fines, regulatory fees and other	3,256	3,482	3,758	3,863	3,860

Total Revenues	56,333	56,535	60,030	62,260	64,019

Expenses from Transactions
Employee	23,073	24,613	25,806	26,998	28,143
Superannuation
- Superannuation interest cost	951	838	914	957	967
- Other superannuation	2,120	2,251	2,241	2,264	2,343
Depreciation and amortisation	2,769	2,953	3,232	3,437	3,619
Interest	1,653	1,912	2,077	2,237	2,361
Other property	1	1	2	2	2
Other operating	11,588	12,481	13,518	14,119	14,459
Grant and transfers
- Current grant and subsidies	7,987	8,615	8,631	8,871	9,505
- Capital grants	5,197	2,705	3,434	2,944	2,492

Total Expenses	55,339	56,369	59,855	61,828	63,890

BUDGET RESULT — SURPLUS/(DEFICIT) [Net Operating Result]	994	167	176	432	129

2010-11 Half-Yearly Review	Page 11

Table 2.4: General Government Sector Operating Statement — 2009-10 to 2013-14 (cont)

	2009-10	2010-11	2011-12	2012-13	2013-14
	Actual	Revised	Forward estimates
	$m	$m	$m	$m	$m

Other economic flows included in the operating result
Gain/(Loss) from superannuation	—	—	—	—	—
Gain/(Loss) from other liabilities	(238)	124	34	(5)	(4)
Other net gains/(losses)	875	518	373	452	440
Share of earnings from Associates (excluding dividends)	173	32	21	13	19
Dividends from asset sale proceeds	—	28	15	1	41
Deferred tax from other sectors	925	117	174	6	25
Other	(90)	—	—	—	—

Operating result (accounting basis)	2,639	985	793	900	650

Other economic flows — other comprehensive income
Superannuation actuarial gains/(loss)	(3,156)	3,518	555	(294)	(256)
Revaluations	5,476	3,558	4,287	4,149	4,064
Net gain/(loss) on equity investments in other sectors	5,702	724	2,490	2,553	2,588
Net gain/(loss) on financial instruments at fair value	—	—	—	—	—
Other	88	46	11	1	1

Comprehensive result — total change in net worth	10,749	8,830	8,136	7,308	7,047

Key Fiscal Aggregates

Comprehensive result — total change in net worth	10,749	8,830	8,136	7,308	7,047
less: Net other economic flows	(9,755)	(8,664)	(7,960)	(6,875)	(6,918)
equals: Budget Result — net operating balance	994	167	176	432	129

less: Net acquisition of non-financial assets
Purchase of non-financial assets	7,033	7,340	6,145	5,732	5,521
Sales of non-financial assets	(671)	(377)	(426)	(361)	(327)
less: Depreciation	(2,769)	(2,953)	(3,232)	(3,437)	(3,619)
plus : Change in inventories	(11)	(3)	—	(14)	(14)
plus : Other movements in non-financial assets
- Assets acquired under finance leases	244	554	210	198	775
- Other	(109)	(48)	(44)	(12)	(5)
equals: Total Net acquisition of non-financial assets	3,717	4,513	2,653	2,107	2,330

equals: Net Lending/(borrowing) [Fiscal Balance]	(2,723)	(4,346)	(2,478)	(1,675)	(2,201)

OTHER AGGREGATES
Capital Expenditure	7,277	7,894	6,356	5,931	6,296

(a)	Excludes PTE/PFE Equity.

Page 12	2010-11 Half-Yearly Review

2.3 Total State Infrastructure Investment
Over the four years to 2013-14, State infrastructure investment is expected to total $62.4 billion. This is an increase of $247 million or 0.4 per cent over the 2010-11 Budget estimate. A $607 million increase in the general government sector is offset by a $361 million decrease in the public trading enterprise sector.
Table 2.5: State Infrastructure Investment Summary

	2010-11		2011-12	2012-13	2013-14	Total
	Budget	Revised	Forward estimates			Estimates
Total State	$m	$m	$m	$m	$m	$m

Half-Yearly Review
Total General Government	7,677	7,894	6,356	5,931	6,296	26,477
Total PTE Sector	8,901	8,850	9,332	8,742	9,082	36,006

Total(a)	16,568	16,736	15,678	14,663	15,367	62,444

Variation from 2010-11 Budget
Total General Government		217	46	178	165	607
Total PTE Sector		(51)	(108)	(324)	122	(361)

Total(a)		168	(62)	(146)	287	247

(a)	Total State infrastructure investment may not total general government and PTE sector infrastructure investment because of inter-sectoral purchases which cancel out on consolidation. Total State in this table excludes the public financial enterprise sector.
General Government
In 2010-11, capital expenditure is expected to total $7.9 billion, which is $217 million above the Budget estimate. The main changes in the program are:

2010-11 capex	Variance from Budget	Main reasons why

Department of Education and Training	$103 million higher	Mainly rollover of unspent funds from 2009-10 under Australian Government funded programs: $36 million for Digital Educational Revolution, Connected Classrooms, Learning Management and Business Reform; and $51 million for Trade Training Centres; and other measures ($16 million).

Department of Health	$26 million higher	Increased funding for a range of priority health projects ($16 million) and increases in Australian Government funding for Digital Regions Initiative and National Partnership Implementation Plans ($10 million).

New South Wales Fire Brigades and NSW Police Force	$21 million higher	Bringing forward the relocation of police operational facilities from Zetland to Potts Hill ($5 million) and roll-over of spending from 2009-10 for purchase of fire engines and vehicles ($16 million).

2010-11 Half-Yearly Review	Page 13

2010-11 capex	Variance from Budget	Main reasons why

Department of Transport	$15 million higher	Increased expenditure on purchase of buses for State Transit and private operators under finance lease arrangements.

In the four years to 2013-14, general government sector capital expenditure is expected to total $26.5 billion. This is an increase of $607 million or 2.3 per cent over the Budget estimate.
The main changes contributing to the four year increase in addition to those listed above are:

•	$315 million increase in the Roads and Traffic Authority capital program comprising mainly of additional Australian Government funding for the Great Western Highway ($197 million) and the Road Toll Response Package originally budgeted as recurrent ($143 million), partially offset by other minor adjustments, and

•	a further $46 million additional expenditure on various health projects.
Public Trading Enterprises
In the four years to 2013-14, capital expenditure in the public trading enterprise sector is expected to total $36 billion. This is a decrease of $361 million or 1 per cent compared with the estimate at Budget time.

Four year capex	Variance since Budget	Main reasons why

Transport sector	$505 million higher	Reflects spending on the Parramatta to Epping Rail Link (PERL) brought forward from the latter years of the 10-year Metropolitan Transport Plan (as announced in August 2010); and timing changes on the South West Rail Link consistent with announced project delivery in 2016. Also includes changes to the accounting treatment of the Barangaroo pedestrian link to reclassify this item as a grant to a PTE.

Electricity sector	$621 million lower	Reductions due to Delta Electricity not needing to proceed with planned rail upgrade and coal unloader works. EnergyAustralia / Integral Energy /Country Energy / TransGrid have reprofiled their capital expenditure to reflect operational delays.

Water sector	$283 million lower	Reduction mainly due to the Government’s decision to cancel the Tillegra Dam project (announced on 28 November 2010). Some offsetting increases in dam safety spending in line with NSW Dam Safety Committee standards.

Page 14	2010-11 Half-Yearly Review

2.4 Balance Sheet
The following table provides a comparison of the latest projections for the general government balance sheet compared with those estimated in the 2010-11 Budget. The key aggregates are net financial liabilities and net debt.
Table 2.6: General Government Sector Balance Sheet

	June 2010	June 2011			October 2010
	Actual	Budget	Revised	Variance	Actual
	$m	$m	$m	$m	$m
ASSETS
Financial Assets
Cash and cash equivalent assets	3,071	2,901	3,442	541	4,328
Receivables	6,176	5,385	6,036	651	5,475
Tax equivalent receivables	286	220	183	(37)	172
Financial assets at fair value	6,620	7,587	7,270	(317)	7,005
Advances paid	905	1,122	1,095	(27)	883
Deferred tax equivalents	5,734	5,655	5,824	169	5,735
Equity
Investments in other public sector entities	78,473	77,421	79,101	1,680	76,823
Investment in associates	1,219	1,133	1,251	118	1,156
Other	—	—	—	—	—
Total Financial Assets	102,484	101,425	104,202	2,777	101,576
Non-Financial Assets
Inventories	276	229	279	50	274
Forestry stock and other biological assets	7	7	7	—	7
Assets classified as held for sale	133	68	105	37	158
Investment properties	269	274	269	(5)	269
Property plant and equipment
Land and buildings	56,629	55,390	60,718	5,328	57,233
Plant and equipment	7,983	7,973	8,414	441	8,093
Infrastructure systems	58,116	58,028	61,478	3,450	58,664
Intangibles	1,245	1,126	1,292	166	1,271
Other	1,116	1,003	1,201	198	926
Total Non-Financial Assets	125,774	124,098	133,763	9,665	126,895

Total Assets	228,258	225,523	237,965	12,442	228,471

LIABILITIES
Deposits held	76	57	71	14	82
Payables	3,739	3,207	3,670	463	3,297
Tax equivalent payables	19	35	45	10	—
Borrowings and derivatives at fair value	20	20	21	1	24
Borrowings at amortised cost	19,053	22,901	22,976	75	20,133
Advances received	811	861	892	31	834
Employee provisions	10,910	10,839	11,153	314	11,012
Superannuation provisions	32,722	26,157	29,244	3,087	32,198
Deferred tax equivalent provision	796	748	802	54	817
Other provisions	5,717	5,712	5,754	42	5,696
Other	3,032	2,688	3,144	456	3,130

Total Liabilities	76,895	73,224	77,771	4,547	77,223

NET WORTH	151,363	152,299	160,194	7,895	151,248

OTHER KEY AGGREGATES
Net Debt	9,364	12,228	12,153	(75)	8,857
Net Financial Liabilities (a)	52,884	49,219	52,670	3,451	52,470

(a)	Excludes PTE/PFE Equity.

2010-11 Half-Yearly Review	Page 15

Net Financial Liabilities
Net financial liabilities are projected to be $52.7 billion in June 2011, $3.5 billion higher than the budget estimate. The principal reason for this is an increase in superannuation liabilities following lower than expected investment returns in the 4th quarter of 2009-10 and the use of a lower discount rate for valuing unfunded superannuation liabilities.4
Chart 2.1: General Government Net Financial Liabilities

(a)	Series break in 2004-05 as a result of the adoption of Australian Equivalents to International Financial Reporting Standards.
Net Debt
Net Debt is projected to be $12.2 billion at 30 June 2011, $75 million lower than the Budget estimate. This principally reflects a better than expected outcome in 2009-10.

4	Net financial liabilities for 2010 and 2011 are also higher as a result of using a lower discount rate to value unfunded superannuation liabilities in line with accounting standards. Changes in discount rates do not impact on the underlying financial position of the State.

Page 16	2010-11 Half-Yearly Review

Chart 2.2: General Government Net Debt

(a)	Series break in 2004-05 as a result of the adoption of Australian Equivalents to International Financial Reporting Standards.

(b)	Net debt has been adjusted to exclude the impact of prepaid superannuation contributions and transactions of the General Government Liability Management Fund.
2.5 Cash Flow
The projected cash deficit of $2.8 billion is $1 billion higher than the Budget time estimate. The change in the cash result is driven by lower operating receipts and higher payments as well as higher capital expenditure and lower expected asset sales. The reduction of $606 million in the Budget result is in line with the $620 million reduction in net cash flows from operating activities.

2010-11 Half-Yearly Review	Page 17

Table 2.7: General Government Sector Cash Flow Statement

					4 Months to
	2009-10	2010-11			31/10/2010
	Actual	Budget	Revised	Variance	Actual
	$m	$m	$m	$m	$m

Cash Receipts from Operating Activities
Taxes received	18,899	20,078	19,874	(204)	6,667
Receipts from sale of goods and services	4,570	5,054	5,272	218	1,806
Grants & subsidies received	26,976	26,769	26,138	(631)	8,776
Interest receipts	325	355	310	(45)	106
Dividends and income tax equivalents	1,854	1,873	2,044	171	967
Other receipts	5,073	5,760	5,333	(427)	1,643
Total Cash Receipts from Operating Activities	57,697	59,889	58,972	(917)	19,964

Cash Payments from Operating Activities
Payments for employees	(22,278)	(24,150)	(24,066)	84	(7,900)
Payments for superannuation	(2,939)	(3,007)	(3,078)	(71)	(1,138)
Payments for goods and services	(12,693)	(13,684)	(13,765)	(81)	(4,020)
Grants and subsidies paid	(11,032)	(10,096)	(9,773)	323	(3,294)
Interest paid	(1,105)	(1,385)	(1,385)	—	(358)
Other payments	(3,264)	(2,804)	(2,761)	43	(738)
Total Cash Payments from Operating Activities	(53,311)	(55,125)	(54,828)	297	(17,447)

Net Cash Flows from Operating Activities	4,386	4,764	4,144	(620)	2,516

Cash Flows from investments in Non-Financial Assets
Sale of non-financial assets	698	567	376	(191)	83
Purchases of non-financial assets	(7,071)	(7,116)	(7,336)	(220)	(2,190)
Net Cash Flows from Investments in Non-Financial Assets	(6,373)	(6,549)	(6,960)	(411)	(2,107)

Cash Flows from Investments from
Financial Assets for Policy Purposes
Receipts	785	346	275	(71)	18
Payments	(301)	(227)	(244)	(17)	(16)
Total Cash Flows from Investments in Financial Assets for Policy Purposes	484	119	30	(89)	2
Net Flows from investments from Financial Assets for Liquidity Purposes
Receipts from sale/maturity of investments	331	24	124	100	93
Payments for purchases of investments	(1,243)	(347)	(348)	(1)	(126)
Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	(912)	(323)	(224)	99	(32)

Cash Flows from Financing Activities
Advances received	—	80	80	—	—
Advances repaid	(53)	(52)	(52)	—	(2)
Proceeds from borrowings	3,015	3,697	3,814	117	1,124
Repayments of borrowings	(1,015)	(1,685)	(529)	1,156	(134)
Deposits received (net)	52	(9)	(9)	—	4
Other financing (net)	137	—	—	—	(71)
Net Cash Flows from Financing Activities	2,136	2,031	3,304	1,273	922

Net Increase/(Decrease) in Cash Held	(279)	42	295	253	1,301
Net cash flows from operating activities	4,386	4,764	4,144	(620)	2,516
Net cash flows from investments in non-financial assets	(6,373)	(6,549)	(6,960)	(411)	(2,107)

Cash Surplus/(Deficit)	(1,987)	(1,785)	(2,816)	(1,031)	409

Page 18	2010-11 Half-Yearly Review

3. Economic Outlook
The economic outlook as envisaged at Budget time remains broadly on track. The global outlook remains supportive, while nationally the expected transition from stimulus led growth to a self-sustaining private sector recovery is underway. The main revisions since Budget time reflect a higher exchange rate, higher interest rates, stronger than expected employment growth and a stronger than expected recovery in agricultural production in New South Wales (although the extent of recent floods may impact production and prices).
NSW economic growth is expected to strengthen to 3 1/4 per cent in 2010-11 and remain at that level in 2011-12. Solid household consumption, improving net exports, a strong farm sector recovery and a continued recovery in dwelling investment will drive growth in 2010-11. A stronger recovery in business investment is expected in 2011-12 but this is offset by lower public sector demand.
Table 3.1: New South Wales Economic Performance and Outlook(a)

	2009-10	2010-11		2011-12		2012-13 and 2013-14 (b)
		Budget	Revised	Budget	Revised	Budget	Revised
	Outcome	Forecast	Forecast	Forecast	Forecast	Projection	Projection

State Final Demand	3.3	3 1/2	3 1/2	3 1/2	3 1/2
Gross State Product	1.7	3	3 1/4	3 1/2	3 1/4	3	3
Employment	1.2	1 3/4	2 1/2	1 3/4	1 3/4	1 1/4	1 1/4
Unemployment Rate (c)	5.7	5 1/2	5 1/4	5 1/4	5
Sydney CPI (d)	2.9	2 3/4	3	2 3/4	2 3/4	2 1/2	2 1/2
Wage Price Index	3.2	3 1/2	3 1/2	3 3/4	4	3 3/4	3 3/4
Ten year bond rate (CGS) (c)	5.5	6	5 1/4	5 3/4	5 3/4	5 3/4	5 3/4

(a)	Per cent change, year average, unless otherwise indicated

(b)	Projections are in year average terms

(c)	Year average, per cent

(d)	Per cent change through the year to June quarter
3.1 World Economy
The global economic recovery is continuing, although conditions remain uneven across regions and downside risks remain. While the global economy recovered faster than expected in 2010, growth is expected to moderate to around trend in 2011. Concerns have increased over the strength of the US recovery and the potential for renewed stress in Euro Area financial markets.
The recent recovery in most advanced economies is expected to moderate as inventory accumulation slows, fiscal stimulus is withdrawn and financial markets remain strained. High levels of excess capacity, ongoing household deleveraging and planned fiscal consolidation in some countries are also expected to restrain their recoveries. By contrast, a number of Australia’s major trading partners in Asia continue to grow strongly, albeit at a more moderate and sustainable pace than earlier in the year.

2010-11 Half-Yearly Review	Page 19

Table 3.2: Evolution of IMF Forecasts for World Output

(Per cent change, calendar year)
	World Output		United States		Euro Area		Japan		China
Date of forecast	2010	2011	2010	2011	2010	2011	2010	2011	2010	2011

April 2010	4.2	4.3	3.1	2.6	1.0	1.5	1.9	2.0	10.0	9.9
July 2010	4.6	4.3	3.3	2.9	1.0	1.3	2.4	1.8	10.5	9.6
October 2010	4.8	4.2	2.6	2.3	1.7	1.5	2.8	1.5	10.5	9.6

Source: IMF, World Economic Outlook (WEO) and updates released between April 2010 and October 2010.
Strong demand from emerging Asia is supporting high prices for Australia’s non-rural commodity exports and supply disruptions in some countries have strengthened rural export prices. This has resulted in Australia’s terms of trade lifting to a historically high level and adding substantially to domestic income. Nominal GDP growth, for example, increased by 9.6 per cent through the year to the September quarter 2010.
The sharp recovery in the terms of trade and the significant interest rate differential with most advanced economies have contributed to a stronger than expected appreciation of the exchange rate, which is now trading around post float highs with the US dollar.
Financial market conditions have improved since mid-2010 when sovereign risk concerns in Europe increased financial market volatility and risk aversion. However, the recent deterioration in the Irish fiscal and banking system situation, which saw it become the second Euro Area country to receive financial assistance, highlights the ongoing uncertainty in financial markets and the global economic outlook.
3.2 Australian Economy
The Australian economy has recovered strongly with recent growth at around trend. The transition from public demand and stimulus led growth to a self-sustaining private sector recovery appears to be occurring, although conditions are uneven across sectors. The timing of that transition will be affected by the commencement of major resource projects.
The Australian economy is expected to grow at an above-trend rate in 2010-11 and 2011-12, driven by strong growth in mining investment, rising commodity exports and the effects of the income boost flowing from the high level of the terms of trade.
New South Wales will benefit from these developments through higher incomes, increased interstate trade and thermal coal exports, but will continue to face headwinds from a high exchange rate and higher interest rates.

Page 20	2010-11 Half-Yearly Review

3.3 New South Wales Economy
NSW economic output (GSP) grew by 1.7 per cent in 2009-10, lower than the 2 1/2 per cent expected in the Budget. This reflected slightly slower than expected growth in state final demand and a larger than expected drag from net exports. NSW GSP growth is expected to strengthen to an above trend pace of 3 1/4 per cent in 2010-11 and continue at that level in 2011-12. The small upward revision to 2010-11 GSP growth since the Budget reflects higher expected growth in household consumption and a stronger than expected recovery by the farm sector and commodity exports.
As shown in the chart below, NSW final demand recovered more strongly than the national average in 2009-10. Importantly, private sector demand contributed to growth in 2009-10 (although partly stimulus boosted), a trend which is expected to strengthen over the forecast period.
Chart 3.1: Contributions to Growth in Final Demand

2010-11 Half-Yearly Review	Page 21

Household consumption
Household consumption is expected to remain firm, reflecting stronger than expected employment and wage growth in 2010-11 and 2011-12. Consumption is expected to be supported by the income boost from the high terms of trade, recent increases in household wealth related to equity markets and house prices, improved purchasing power from a strong exchange rate and high levels of consumer confidence. But partially offsetting these factors will be higher interest rates and a cautious consumer resulting in higher savings and lower borrowings than in the past.
Dwelling investment
Dwelling investment increased by 2.9 per cent in 2009-10 and is expected to continue its recovery in 2010-11 and 2011-12 after a period of subdued activity. Nonetheless, the recovery in new construction is moderate by historical standards, particularly given the current historically high population growth supporting demand.
In the short term, activity should be supported by increases in multi-unit dwelling approvals and investor housing finance. This is despite an easing in the broader housing market where Sydney established house prices have moderated after earlier large increases and owner-occupier finance has slowed following the phasing out of Government initiatives and rising interest rates.
The dwelling investment outlook is underpinned by low rental vacancy rates, rising rents, strong population growth and low unemployment. However, while the official cash rate is around budget expectations, mortgage rates have risen further than expected. There is a risk of higher than expected interest rates ahead which would moderate housing construction activity.
Business investment
Business investment is expected to record modest gains in 2010-11, followed by stronger growth in 2011-12. Business surveys are reporting a return to average levels of capacity utilisation and improving business profits which support a positive investment outlook, despite commercial finance remaining subdued. Investment intentions are recovering but businesses remain cautious outside the mining sector.
Machinery and equipment investment is expected to improve following the temporary slowing related to the ending of tax concessions in December 2009. However, non-residential building activity is expected to remain subdued in 2010-11 as the return of education sector activity to normal levels (post stimulus) offsets an emerging improvement in commercial and industrial approvals.

Page 22	2010-11 Half-Yearly Review

Agricultural production
NSW agricultural production and rural exports are expected to recover strongly in 2010-11 after a drought affected 2009-10. ABARES has significantly revised up its forecast for NSW crop production due to average to above average rainfall. ABARES is forecasting winter crop production in New South Wales to increase by 120 per cent to its highest level on record and summer crop production to increase by 72 per cent. The recovery in agricultural production is expected to add around 1/4 to 1/2 of a percentage point to GSP growth in 2010-11. However, a rain interrupted winter harvest has reduced crop quality and crop damage from locusts and recent flooding could negatively impact expected production.
Public demand
Public sector demand is expected to grow modestly in 2010-11 before detracting slightly from GSP growth in 2011-12 as stimulus capital programs slow, coinciding with a broad-based recovery in private demand.
Net Exports
Net Exports detracted a larger than expected 1.9 percentage points from GSP growth in 2009-10, mainly reflecting a strong rebound in merchandise imports. Forecasts for net exports in 2010-11 have been revised up reflecting stronger expected rural commodity exports. Rural exports are expected to recover in line with the strong farm sector recovery. Non-rural commodity exports are expected to strengthen, reflecting increased thermal coal export capacity and strong Asian demand over the forecast period. However, the high Australian dollar is expected to restrain growth in non-commodity exports.
Imports are expected to continue to grow strongly, reflecting the high exchange rate, solid consumer spending and improving business investment.
Employment growth
Reflecting the improved economy, employment in NSW grew by 1.2 per cent in 2009-10 and labour market conditions have continued to improve into 2010-11. Employment growth accelerated more than expected in the first five months of 2010-11, growing by 2.9 per cent compared to a year earlier (driven by full-time employment), while the unemployment rate has declined to an average of 5.2 per cent (after averaging 5.7 per cent in 2009-10). Leading indicators point to continued above-trend labour demand in the short term, although some suggest demand will then moderate from its current high levels.
NSW employment growth has been revised up and is expected to be 2 1/2 per cent in 2010-11 and 1 3/4 per cent in 2011-12, consistent with the above-trend outlook for economic output.

2010-11 Half-Yearly Review	Page 23

Unemployment rate
Reflecting the improved labour market conditions, the unemployment rate is expected to decline further than forecast at Budget time. However, solid growth in the working age population and higher workforce participation as the economy recovers will continue to moderate the decline in the unemployment rate.
Wage growth
Wage growth has picked up in line with the recent labour market improvement. NSW private sector wage growth has recovered to around its long-run average pace, while public sector wages continue to grow at a solid pace.
Wage growth is expected to pick up further over the forecast period as the labour market gradually tightens. However, the pressure on wages and inflation as the recovery proceeds is expected to be less than implied by the unemployment rate with broader measures of labour underutilisation indicating higher levels of spare capacity.
Consumer price inflation
Consumer price inflation is expected to remain contained within the RBA’s 2-3 per cent target range over the forecast period. Underlying inflation pressures are expected to build as the Australian economy returns to full capacity and there is a risk that some NSW industries may face labour and capital constraints due to the rapid expansion in mining investment. If resource sector investment and national income gains exceed expectations an earlier re-emergence of capacity constraints and skill shortages could occur, putting upward pressure on wage growth and inflation.
Medium-term outlook
NSW output growth during the projection years (2012-13 and 2013-14) is unchanged from Budget time and is slightly above the long-term trend of 2 3/4 per cent. In keeping with the experience from previous cycles, this methodology assumes that after a period of below-trend growth the economy will experience a period of above-trend growth to return the economy to its potential level.

Page 24	2010-11 Half-Yearly Review

4. Uniform Financial Reporting
4.1 Uniform Presentation Tables
A Uniform Presentation Framework (UPF) for financial aggregates has been agreed by the Australian Loan Council. As part of the Framework, each jurisdiction is to publish a mid year report, i.e. a half-yearly review of the Budget, by the end of February each year. The UPF tables have been prepared consistent with the 2010-11 Budget, in accordance with Australian Accounting Standard AASB 1049 Whole of Government and General Government Sector Financial Reporting. This standard adopts a harmonised GFS-GAAP reporting basis. The main differences in reporting on an AASB1049 basis compared with a GFS basis are outlined on pages 9-4 to 9-8 of 2010-11 Budget Paper No.2 Budget Statement.
This UPF report includes operating statements, balance sheets and cash flow statements for the NSW general government sector, public non-financial corporation (PNFC) sector and non-financial public sector.
The Half-Yearly Review presents revised fiscal estimates for the current budget year and the three following years for the general government sector. In addition, revised estimates are presented for the PNFC sector and the non-financial public sector (i.e. a consolidation of the general government sector and the PNFC sector). These revised estimates take into account fiscal and economic developments since the Budget.
Table 4.1: General Government Sector Operating Statement

	2010-11	2010-11	2011-12	2012-13	2013-14
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Revenue from Transactions
Taxation	20,194	19,927	21,320	22,236	23,532
Grant and Subsidies
Commonwealth — general purpose	14,827	14,355	15,600	16,444	17,214
Commonwealth — national agreements	6,817	6,835	7,252	7,631	8,022
Commonwealth — national partnership payments	4,456	4,320	3,628	2,937	2,208
Other grants and subsidies	641	589	587	522	535
Sale of goods and services	4,584	4,649	4,859	5,118	5,374
Interest	325	297	276	289	302
Dividend and income tax equivalent income from other sectors	1,705	1,713	2,347	2,795	2,517
Other dividends and distributions	347	369	404	426	454
Fines, regulatory fees and other	3,774	3,482	3,758	3,863	3,860
Total Revenue from transactions	57,669	56,535	60,030	62,260	64,019
Expenses from Transactions
Employee	24,693	24,613	25,806	26,998	28,143
Superannuation
Superannuation interest cost	867	838	914	957	967
Other superannuation	2,206	2,251	2,241	2,264	2,343
Depreciation and amortisation	3,045	2,953	3,232	3,437	3,619
Interest	1,953	1,912	2,077	2,237	2,361
Other property	1	1	2	2	2
Other operating	12,481	12,481	13,518	14,119	14,459
Grants and Transfers
Current grants and transfers	8,605	8,615	8,631	8,871	9,505
Capital grants and transfers	3,045	2,705	3,434	2,944	2,492
Total Expenses from transactions	56,896	56,369	59,855	61,828	63,890

BUDGET RESULT — SURPLUS/(DEFICIT)
[Net Operating Balance]	773	167	176	432	129

2010-11 Half-Yearly Review	Page 25

Table 4.1: General Government Sector Operating Statement (cont)

	2010-11	2010-11	2011-12	2012-13	2013-14
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Other economic flows included in the operating result
Gain/(Loss) from other liabilities	69	124	34	(5)	(4)
Other net gains/(losses)	493	518	373	452	440
Share of earnings from associates (excluding dividends)	47	32	21	13	19
Dividends from asset sale proceeds	188	28	15	1	41
Other	169	117	174	6	25
Operating result (accounting basis)	1,739	985	793	900	650

Other economic flows — other comprehensive income
Superannuation actuarial gains/(loss)	1,401	3,518	555	(294)	(256)
Revaluations	2,170	3,558	4,287	4,149	4,064
Net gain/(loss) on equity investments in other sectors	1,045	724	2,490	2,553	2,588
Other	—	46	11	1	1

Comprehensive result — total change in net worth	6,354	8,830	8,136	7,308	7,047

KEY FISCAL AGGREGATES

Comprehensive result — total change in net worth	6,354	8,830	8,136	7,308	7,047
Less: Net other economic flows	(5,581)	(8,664)	(7,960)	(6,875)	(6,918)

equals: Budget Result — net operating balance	773	167	176	432	129

less Net acquisition of non-financial assets
Purchases of non-financial assets	7,138	7,340	6,145	5,732	5,521
Sales of non-financial assets	(560)	(377)	(426)	(361)	(327)
less Depreciation	(3,045)	(2,953)	(3,232)	(3,437)	(3,619)
plus Change in inventories	1	(3)	—	(14)	(14)
plus Other movements in non-financial assets
- assets acquired utilising finance leases	539	554	210	198	775
- other	(33)	(48)	(44)	(12)	(5)
equals Total net acquisition of non-financial assets	4,040	4,513	2,653	2,107	2,330

equals Net Lending/(Borrowing) [Fiscal Balance]	(3,267)	(4,346)	(2,478)	(1,675)	(2,201)

OTHER AGGREGATES
Capital expenditure (a)	7,677	7,894	6,356	5,931	6,296

(a)	Capital expenditure comprises purchases of non-financial assets plus assets acquired utilising finance leases.

Page 26	2010-11 Half-Yearly Review

Table 4.2: General Government Sector Balance Sheet

	June 2011	June 2011	June 2012	June 2013	June 2014
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Assets
Financial assets
Cash and cash equivalent assets	2,901	3,442	3,094	2,989	3,054
Receivables	5,385	6,036	6,029	6,347	6,105
Tax equivalents receivable	220	183	257	282	311
Financial assets at fair value	7,587	7,270	7,994	8,748	9,522
Advances paid	1,122	1,095	1,262	1,263	1,247
Deferred tax equivalents	5,655	5,824	5,951	5,972	6,003
Equity
Investments in other public sector entities	77,421	79,101	81,598	84,176	86,775
Investments in associates	1,133	1,251	1,272	1,285	1,304
Total Financial Assets	101,425	104,201	107,455	111,062	114,322
Non-financial assets
Inventories	229	279	280	266	251
Forestry stock and other biological assets	7	7	7	7	7
Assets classified as held for sale	68	105	146	97	85
Investment properties	274	269	269	269	269
Property, plant and equipment
Land and Buildings	55,390	60,718	63,279	65,678	68,750
Plant and Equipment	7,973	8,414	8,529	8,654	8,678
Infrastructure Systems	58,028	61,478	65,604	69,358	72,655
Intangibles	1,126	1,292	1,238	1,125	995
Other	1,003	1,201	1,344	1,493	1,653
Total Non-financial Assets	124,098	133,763	140,697	146,947	153,344

Total Assets	225,523	237,965	248,152	258,008	267,666

Liabilities
Deposits held	57	71	75	79	84
Payables	3,207	3,670	3,816	3,733	3,739
Tax equivalents payable	35	45	29	30	49
Borrowings and derivatives at fair value	20	21	21	22	23
Borrowings at amortised cost	22,901	22,976	24,924	26,782	28,658
Advances received	861	892	938	904	865
Employee provisions	10,839	11,153	11,624	12,126	12,626
Superannuation provisions(a)	26,157	29,244	28,716	28,938	29,046
Deferred tax equivalent provisions	748	802	807	813	818
Other provisions	5,712	5,754	5,828	5,993	6,163
Other	2,688	3,144	3,045	2,951	2,913

Total Liabilities	73,224	77,771	79,823	82,372	84,982

NET ASSETS	152,299	160,194	168,329	175,637	182,684

Net Worth
Accumulated Funds	26,918	28,150	29,565	30,211	30,660
Reserves	125,381	132,044	138,764	145,426	152,024

NET WORTH	152,299	160,194	168,329	175,637	182,684

Net Financial Worth	28,201	26,430	27,632	28,690	29,340
Net Financial Liabilities	49,219	52,670	53,965	55,487	57,435
Net Debt(b)	12,228	12,153	13,609	14,788	15,806

(a)	Superannuation liabilities are reported net of prepaid superannuation contribution assets.

(b)	Net debt comprises the sum of deposits held, borrowings and advances received, minus the sum of cash and cash equivalents, financial assets at fair value and advances paid.

2010-11 Half-Yearly Review	Page 27

Table 4.3: General Government Sector Cash Flow Statement

	2010-11	2010-11	2011-12	2012-13	2013-14
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Cash Receipts from Operating Activities
Taxes received	20,078	19,874	21,722	22,175	23,499
Receipts from sales of goods & services	5,054	5,272	5,182	5,415	5,739
Grants and subsidies received	26,769	26,138	27,026	27,475	27,891
Interest receipts	355	310	281	287	303
Dividends and income tax equivalents	1,873	2,044	1,970	2,568	2,839
Other receipts	5,760	5,333	5,968	6,130	6,156
Total Operating Receipts	59,889	58,972	62,149	64,050	66,427

Cash Payments for Operating Activities
Payments for employees	(24,150)	(24,066)	(25,100)	(26,556)	(27,623)
Payments for superannuation	(3,007)	(3,078)	(3,153)	(3,318)	(3,484)
Payments for goods & services	(13,684)	(13,765)	(14,787)	(15,345)	(15,710)
Grants & subsidies paid	(10,096)	(9,773)	(10,397)	(10,099)	(10,192)
Interest paid	(1,385)	(1,385)	(1,546)	(1,677)	(1,754)
Other payments	(2,804)	(2,761)	(2,925)	(2,917)	(2,951)
Total Cash Operating Payments	(55,125)	(54,828)	(57,907)	(59,913)	(61,715)

Net Cash Flows from Operating Activities	4,764	4,144	4,242	4,138	4,712

Cash Flows from Investments in Non-Financial Assets
Sales of non-financial assets	567	376	425	360	340
Purchases of non-financial assets	(7,116)	(7,336)	(6,142)	(5,739)	(5,580)

Net Cash Flows from Investments in Non-Financial Assets	(6,549)	(6,960)	(5,717)	(5,379)	(5,240)

Cash Flows from Investments in Financial Assets for Policy Purposes
Receipts	346	275	94	71	146
Payments	(227)	(244)	(222)	(60)	(64)

Total Cash Flows from Investments in
Financial Assets for Policy Purposes	119	30	(128)	12	82

Net Flows from Investments in Financial Assets for Liquidity Purposes
Receipts	24	124	27	19	22
Payments	(347)	(348)	(428)	(421)	(419)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	(323)	(224)	(400)	(402)	(397)

Cash Flows from Financing Activities
Advances received	80	80	80	—	—
Advances repaid	(52)	(52)	(54)	(52)	(53)
Proceeds from borrowings	3,697	3,814	2,014	1,854	1,292
Repayments of borrowings	(1,685)	(529)	(512)	(517)	(610)
Deposits received (net)	(9)	(9)	4	3	3

Net Cash Flows from Financing Activities	2,031	3,304	1,533	1,288	632

Net Increase/(Decrease) in Cash Held	42	295	(470)	(343)	(211)

Page 28	2010-11 Half-Yearly Review

Table 4.3: General Government Sector Cash Flow Statement (cont)

	2010-11	2010-11	2011-12	2012-13	2013-14
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Derivation of the Cash Result
Net cash flows from operating activities	4,764	4,144	4,242	4,138	4,712
Net cash flows from investments in non-financial assets	(6,549)	(6,960)	(5,717)	(5,379)	(5,240)

Cash Surplus/(Deficit)	(1,785)	(2,816)	(1,474)	(1,241)	(529)

Table 4.4: Derivation of ABS GFS General Government Sector Cash Surplus/(Deficit)

Cash Surplus/(Deficit)	(1,785)	(2,816)	(1,474)	(1,241)	(529)
Assets acquired under finance leases	(539)	(554)	(210)	(198)	(775)
Other financing arrangements(a)	(29)	(4)	(3)	8	47

ABS GFS Surplus/(Deficit)	(2,353)	(3,373)	(1,688)	(1,432)	(1,257)

(a)	Comprises movements in payables and receivables of a capital nature.

2010-11 Half-Yearly Review	Page 29

Table 4.5: Public Non- financial Corporation Sector Operating Statement

	2010-11	2010-11	2011-12	2012-13	2013-14
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Revenue from Transactions
Grants and subsidies	4,454	4,098	4,870	4,645	4,443
Sale of goods and services	14,880	15,465	16,117	17,297	18,572
Interest	112	121	91	92	89
Other dividends and distributions	4	3	3	—	4
Other	632	657	520	565	592
Total Revenue from transactions	20,082	20,344	21,601	22,600	23,699

Expenses from Transactions
Employee	4,080	3,955	4,100	4,225	4,356
Superannuation
Superannuation interest cost	(32)	(29)	(29)	(29)	(28)
Other superannuation expenses	366	364	378	394	412
Depreciation and amortisation	3,146	3,173	3,394	3,619	3,789
Interest	2,005	1,864	2,116	2,340	2,569
Income tax expense	617	553	799	1,019	1,057
Other operating	7,631	8,245	7,596	7,836	8,894
Grants and transfers
Current grants and transfers	371	415	394	206	174
Capital grants and transfers	1,408	1,410	481	—	—
Total Expenses from transactions	19,593	19,950	19,229	19,610	21,224

NET OPERATING BALANCE — SURPLUS AFTER TAX	489	394	2,372	2,989	2,476

Other economic flows included in the operating result
Other net gains/(losses)	(56)	(48)	(19)	4	53
Other	(49)	(47)	(16)	3	42

Operating result (accounting basis)	384	298	2,337	2,997	2,571

Other economic flows — other comprehensive income
Superannuation actuarial gain/(loss)	284	311	162	70	90
Revaluations	1,604	1,320	1,525	1,235	1,379
Net gain/(loss) on financial instruments at fair value	(27)	(61)	(12)	(3)	1
Other	—	(142)	(9)	12	(29)

Comprehensive result — total change in net worth before transactions with owners	2,244	1,726	4,004	4,311	4,011

Page 30	2010-11 Half-Yearly Review

Table 4.5: Public Non-financial Corporation Sector Operating Statement (cont)

	2009-10	2010-11	2011-12	2012-13	2013-14
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

KEY FISCAL AGGREGATES
Comprehensive result — total change in net worth before transactions with owners	2,244	1,726	4,004	4,311	4,011
Less: Net other economic flows	(1,756)	(1,333)	(1,632)	(1,322)	(1,536)

equals: Net operating balance — surplus after tax	489	394	2,372	2,989	2,476

less Net acquisition of non-financial assets
Purchase of non-financial assets	8,710	8,659	8,759	8,193	8,532
Sales of non-financial assets	(467)	(505)	(374)	(317)	(362)
less Depreciation	(3,146)	(3,173)	(3,394)	(3,619)	(3,789)
plus Change in inventories	109	158	(35)	(2)	(5)
plus Other movements in non-financial assets
- assets acquired utilising finance leases	191	191	573	549	549
- other	(1,179)	(1,100)	(306)	181	187
equals Total net acquisition of non-financial assets	4,218	4,230	5,224	4,985	5,112

equals Net Lending/(Borrowing) [Fiscal Balance]	(3,729)	(3,837)	(2,851)	(1,996)	(2,637)

OTHER AGGREGATES
Capital expenditure(a)	8,901	8,850	9,332	8,742	9,082
Dividends accrued(b)	1,019	1,074	1,480	1,701	1,380

(a)	Capital expenditure comprises purchases of non-financial assets plus assets acquired utilising finance leases.

(b)	Net borrowing for the PNFC sector excludes the impact of dividends accrued, and so may not fully reflect the sector’s call on the financial markets.

2010-11 Half-Yearly Review	Page 31

Table 4.6: Public Non-financial Corporation Sector Balance Sheet

	June 2011	June 2011	June 2012	June 2013	June 2014
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Assets
Financial assets
Cash and cash equivalent assets	1,288	1,109	1,908	2,213	1,495
Receivables	2,447	2,453	2,646	2,888	3,080
Tax equivalents receivable	35	45	29	30	49
Financial assets at fair value	990	698	717	743	743
Advances paid	80	33	20	7	—
Deferred tax equivalents	748	802	807	813	818
Equity investments in associates	—	85	89	90	90
Total Financial Assets	5,587	5,225	6,215	6,785	6,274
Non-financial assets
Inventories	1,239	1,227	1,187	1,181	1,169
Forestry stock and other biological assets	670	662	662	662	662
Assets classified as held for sale	43	66	73	63	54
Investment properties	1,416	755	755	761	768
Property, plant and equipment
Land and Buildings	45,245	48,579	48,682	49,238	49,809
Plant and Equipment	4,498	4,332	5,217	5,996	6,789
Infrastructure Systems	63,911	64,150	69,908	74,769	79,933
Intangibles	1,564	1,558	1,701	1,726	1,808
Other	399	581	618	655	680
Total Non-financial Assets	118,985	121,909	128,802	135,052	141,672

Total Assets	124,572	127,133	135,018	141,837	147,946

Liabilities
Deposits held	103	115	114	115	117
Payables	3,383	3,439	3,561	3,704	3,852
Tax equivalents payable	181	179	251	276	305
Borrowings and derivatives at fair value	248	259	275	279	279
Borrowings at amortised cost	31,842	30,690	35,478	39,335	43,019
Advances received	482	483	471	457	441
Employee provisions	2,034	2,144	2,177	2,210	2,235
Superannuation provisions(a)	817	1,383	1,194	1,102	997
Deferred tax equivalent provisions	5,655	5,824	5,951	5,972	6,003
Other provisions	1,572	1,580	1,975	2,199	1,875
Other	949	906	917	923	928

Total Liabilities	47,267	47,003	52,364	56,573	60,051

NET ASSETS	77,305	80,130	82,654	85,264	87,895

Net Worth
Accumulated Funds	41,420	41,599	42,632	44,016	45,273
Reserves	35,885	38,531	40,022	41,248	42,622

NET WORTH	77,305	80,130	82,654	85,264	87,895

Net Financial Worth	(41,680)	(41,779)	(46,149)	(49,787)	(53,778)
Net Financial Liabilities	41,680	41,779	46,149	49,787	53,778
Net Debt(b)	30,316	29,708	33,693	37,223	41,619

(a)	Superannuation liabilities are reported net of prepaid superannuation contribution assets.

(b)	Net debt comprises the sum of deposits held, borrowings and advances received, minus the sum of cash and cash equivalents, financial assets at fair value and advances paid.

Page 32	2010-11 Half-Yearly Review

Table 4.7: Public Non-financial Corporation Sector Cash Flow Statement

	2010-11	2010-11	2011-12	2012-13	2013-14
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Cash Receipts from Operating Activities
Receipts from sales of goods & services	15,041	15,675	16,296	17,457	18,662
Grants and subsidies received	4,454	4,097	4,871	4,651	4,443
Interest receipts	111	122	91	92	89
Other receipts	2,769	2,658	2,557	2,710	2,908
Total Operating Receipts	22,375	22,552	23,814	24,910	26,102

Cash Payments for Operating Activities
Payments for employees	(4,293)	(4,146)	(4,326)	(4,458)	(4,605)
Payments for superannuation	(359)	(450)	(377)	(388)	(399)
Payments for goods & services	(7,554)	(8,462)	(7,472)	(7,755)	(8,636)
Grants & subsidies paid	(371)	(415)	(394)	(205)	(174)
Interest paid	(1,919)	(1,801)	(2,093)	(2,260)	(2,501)
Income tax equivalents paid	(753)	(810)	(878)	(1,104)	(1,164)
Other payments	(2,271)	(2,307)	(2,240)	(2,348)	(2,502)
Total Operating Payments	(17,519)	(18,391)	(17,778)	(18,518)	(19,982)

Net Cash Flows from Operating Activities	4,856	4,161	6,036	6,391	6,120

Cash Flows from Investments in Non-Financial Assets
Sales of non-financial assets	467	509	373	317	362
Purchases of non-financial assets	(8,770)	(9,108)	(8,697)	(8,188)	(8,581)

Net Cash Flows from Investments in Non-Financial Assets	(8,303)	(8,599)	(8,323)	(7,871)	(8,219)

Cash Flows from Investments in Financial Assets for Policy Purposes
Receipts	4	10	13	12	12
Payments	(20)	(16)	(3)	(1)	(46)

Total Cash Flows from Investments in Financial Assets for Policy Purposes	(16)	(5)	10	11	(34)

Net Flows from Investments in Financial Assets for Liquidity Purposes
Receipts	31	665	30	62	64
Payments	(150)	(226)	(53)	(85)	(55)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	(119)	439	(22)	(23)	9

Cash Flows from Financing Activities
Advances repaid	(284)	(223)	(40)	(29)	(29)
Proceeds from borrowings	5,095	4,868	5,249	4,748	4,329
Repayments of borrowings	(653)	(796)	(1,036)	(1,447)	(1,198)
Dividends paid	(1,169)	(1,266)	(1,075)	(1,476)	(1,699)
Deposits received (net)	(1)	(7)	—	1	1

Net Cash Flows from Financing Activities	2,987	2,576	3,098	1,797	1,405
Net Increase/(Decrease) in Cash Held	(595)	(1,428)	798	305	(719)

2010-11 Half-Yearly Review	Page 33

Table 4.7: Public Non-financial Corporation Sector Cash Flow Statement (cont)

	2010-11	2010-11	2011-12	2012-13	2013-14
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Derivation of the Cash Result
Net cash flows from operating activities	4,856	4,161	6,036	6,391	6,120
Net cash flows from investments in non-financial assets	(8,303)	(8,599)	(8,323)	(7,871)	(8,219)
Dividends paid	(1,169)	(1,266)	(1,075)	(1,476)	(1,699)

Cash Surplus/(Deficit)	(4,616)	(5,704)	(3,362)	(2,956)	(3,798)

Table 4.8:	Derivation of ABS GFS Public Non-financial Corporation Sector Cash Surplus/(Deficit)

Cash Surplus/(Deficit)	(4,616)	(5,704)	(3,362)	(2,956)	(3,798)
Assets acquired under finance leases	(191)	(191)	(573)	(549)	(549)
Other financing arrangements(a)	60	444	(62)	(5)	49

ABS GFS Surplus/(Deficit)	(4,747)	(5,450)	(3,997)	(3,510)	(4,298)

(a)	Comprises movements in payables and receivables of a capital nature.

Page 34	2010-11 Half-Yearly Review

Table 4.9: Non-financial Public Sector Operating Statement

	2010-11	2010-11	2011-12	2012-13	2013-14
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Revenue from Transactions
Taxation	19,258	19,024	20,238	21,218	22,471
Grants and Subsidies
Commonwealth — general purpose	14,827	14,355	15,600	16,444	17,214
Commonwealth — national agreements	6,818	6,835	7,252	7,632	8,023
Commonwealth — national partnership payments	4,456	4,320	3,628	2,937	2,208
Other grants and subsidies	474	411	344	450	489
Sale of goods and services	18,309	18,867	19,644	21,037	22,530
Interest	374	355	299	311	320
Dividend and income tax equivalent income from other sectors	69	85	68	75	81
Other dividends and distributions	352	372	407	426	457
Fines, regulatory fees and other	4,226	3,897	4,280	4,424	4,448
Total Revenue from transactions	69,162	68,520	71,761	74,954	78,241

Expenses from Transactions
Employee	28,777	28,519	29,844	31,155	32,424
Superannuation
Superannuation interest cost	835	808	885	928	939
Other superannuation	2,572	2,614	2,619	2,659	2,756
Depreciation and amortisation	6,191	6,127	6,626	7,056	7,408
Interest	3,895	3,713	4,125	4,508	4,859
Other property	1	1	2	2	2
Other operating	18,014	18,600	18,774	19,640	20,963
Grants and transfers expenses
Current grants and transfers	6,467	6,536	6,560	6,586	6,939
Capital grants and transfers	2,166	2,116	1,258	701	726
Total Expenses from transactions	68,919	69,034	70,693	73,233	77,016

NET OPERATING BALANCE — SURPLUS	243	(514)	1,068	1,721	1,225

Other economic flows included in the operating result
Gain/(Loss) from other liabilities	69	124	34	(5)	(4)
Other net gains/(losses)	437	470	354	457	493
Share of earnings from associates (excluding dividends)	47	32	21	13	19
Other	(69)	(62)	(63)	(64)	(66)
Operating result (accounting basis)	726	50	1,414	2,120	1,667

Other economic flows — other comprehensive income
Superannuation actuarial gains/(loss)	1,685	3,829	716	(224)	(166)
Revaluations	3,975	5,023	6,039	5,458	5,575
Net gain/(loss) on equity investments in other sectors	9	(24)	(27)	(32)	(32)
Net gain/(loss) on financial instruments at fair value	(40)	(75)	(17)	(4)	2
Other	—	29	10	(11)	2

Comprehensive result — total change in net worth	6,354	8,831	8,135	7,308	7,047

2010-11 Half-Yearly Review	Page 35

Table 4.9: Non-financial Public Sector Operating Statement (cont)

	2010-11	2010-11	2011-12	2012-13	2013-14
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

KEY FISCAL AGGREGATES
Comprehensive result — total change in net worth	6,354	8,831	8,135	7,308	7,047
Less: Net other economic flows	(6,112)	(9,346)	(7,067)	(5,588)	(5,822)

equals: Net operating balance	243	(514)	1,068	1,721	1,225

less Net acquisition of non-financial assets
Purchase of non-financial assets	15,839	15,991	14,895	13,916	14,044
Sales of non-financial assets	(1,027)	(881)	(799)	(677)	(689)
less Depreciation	(6,191)	(6,127)	(6,626)	(7,056)	(7,408)
plus Change in inventories	111	155	(35)	(16)	(19)
plus Other movements in non-financial assets
- assets acquired utilising finance leases	729	745	783	747	1,324
- other	(1,212)	(1,148)	(350)	169	182
equals Total net acquisition of non-financial assets	8,249	8,735	7,869	7,083	7,433

equals Net Lending/(Borrowing) [Fiscal Balance]	(8,006)	(9,249)	(6,801)	(5,363)	(6,208)

OTHER AGGREGATES
Capital expenditure(a)	16,568	16,736	15,678	14,663	15,367

(a)	Capital expenditure comprises purchases of non-financial assets plus assets acquired utilising finance leases.

Page 36	2010-11 Half-Yearly Review

Table 4.10: Non-financial Public Sector Balance Sheet

	June 2011	June 2011	June 2012	June 2013	June 2014
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Assets
Financial assets
Cash and cash equivalent assets	4,190	4,552	5,002	5,202	4,549
Receivables	6,129	6,659	6,313	6,590	6,775
Financial assets at fair value	8,117	7,518	8,182	8,882	9,602
Advances paid	720	644	810	814	806
Equity
Investments in other public sector entities	115	(1,029)	(1,056)	(1,088)	(1,120)
Investments in associates	1,133	1,336	1,361	1,375	1,394

Total Financial Assets	20,404	19,679	20,611	21,775	22,005
Non-financial assets
Inventories	1,468	1,506	1,466	1,447	1,420
Forestry stock and other biological assets	677	669	669	669	669
Assets Classified as Held For Sale	111	171	219	160	139
Investment Properties	1,690	1,024	1,024	1,031	1,038
Property, plant and equipment
Land and Buildings	100,635	109,296	111,962	114,916	118,559
Plant and Equipment	12,471	12,746	13,746	14,650	15,467
Infrastructure Systems	121,940	125,628	135,512	144,127	152,588
Intangibles	2,690	2,850	2,939	2,851	2,804
Other	1,356	1,656	1,805	1,986	2,171
Total Non-financial Assets	243,038	255,547	269,342	281,836	294,854

Total Assets	263,441	275,227	289,953	303,610	316,860

Liabilities
Deposits held	160	185	189	195	200
Payables	6,032	6,510	6,619	6,613	6,730
Borrowings and derivatives at fair value	267	280	296	301	302
Borrowings at amortised cost	54,282	53,216	59,873	65,508	71,014
Advances received	861	892	938	904	865
Employee provisions	12,837	13,259	13,762	14,297	14,821
Superannuation provisions(a)	26,974	30,627	29,910	30,039	30,043
Other provisions	6,145	6,162	6,223	6,390	6,509
Other	3,583	3,901	3,813	3,726	3,692

Total Liabilities	111,142	115,032	121,624	127,974	134,176

NET ASSETS	152,299	160,194	168,329	175,637	182,684

Net Worth
Accumulated Funds	64,575	65,639	67,865	69,822	71,395
Reserves	87,724	94,555	100,464	105,815	111,289

NET WORTH	152,299	160,194	168,329	175,637	182,684

Net Financial Worth	(90,738)	(95,353)	(101,013)	(106,199)	(112,171)
Net Financial Liabilities	90,853	94,324	99,957	105,111	111,050
Net Debt(b)	42,545	41,861	47,303	52,011	57,425

(a)	Superannuation liabilities are reported net of prepaid superannuation contribution assets.

(b)	Net debt comprises the sum of deposits held, borrowings and advances received, minus the sum of cash and cash equivalents, financial assets at fair value and advances paid.

2010-11 Half-Yearly Review	Page 37

Table 4.11: Non-financial Public Sector Cash Flow Statement

	2010-11	2010-11	2011-12	2012-13	2013-14
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Cash Receipts from Operating Activities
Taxes received	19,217	19,067	20,754	21,212	22,474
Receipts from sales of goods & services	19,444	20,257	20,743	22,096	23,652
Grants and subsidies received	26,511	25,907	26,845	27,390	27,826
Interest receipts	400	370	304	310	321
Dividends and income tax equivalents	56	68	78	69	77
Other Receipts	8,597	7,993	8,461	8,849	9,074
Total Operating Receipts	74,225	73,661	77,187	79,927	83,424

Cash Payments for Operating Activities
Payments for employees	(28,206)	(27,945)	(29,148)	(30,726)	(31,930)
Payments for superannuation	(3,366)	(3,527)	(3,530)	(3,706)	(3,884)
Payments for goods & services	(19,853)	(20,880)	(20,829)	(21,570)	(22,770)
Grants & subsidies paid	(6,008)	(6,125)	(5,826)	(5,804)	(6,121)
Interest paid	(3,238)	(3,123)	(3,571)	(3,868)	(4,184)
Other payments	(5,113)	(5,016)	(5,088)	(5,209)	(5,412)
Total Operating Payments	(65,783)	(66,616)	(67,992)	(70,882)	(74,300)

Net Cash Flows from Operating Activities	8,442	7,045	9,195	9,044	9,124

Cash Flows from Investments in Non-Financial Assets
Sales of non-financial assets	1,034	885	799	677	689
Purchases of non-financial assets	(15,877)	(16,436)	(14,830)	(13,919)	(14,139)

Net Cash Flows from Investments in Non-Financial Assets	(14,843)	(15,551)	(14,031)	(13,242)	(13,451)

Cash Flows from Investments in Financial Assets for Policy Purposes
Receipts	49	47	59	48	82
Payments	(235)	(256)	(222)	(60)	(69)

Total Cash Flows from Investments in Financial Assets for Policy Purposes	(186)	(209)	(163)	(11)	14

Net Flows from Investments in Financial Assets for Liquidity Purposes
Receipts	54	721	32	49	48
Payments	(496)	(523)	(476)	(499)	(465)

Net Cash Flows from Investments in Financial Assets for Liquidity Purposes	(442)	198	(445)	(450)	(418)

Cash Flows from Financing Activities
Advances received	80	80	80	—	—
Advances repaid	(52)	(52)	(54)	(52)	(53)
Proceeds from borrowings	8,778	8,693	7,268	6,607	5,627
Repayments of borrowings	(2,320)	(1,308)	(1,525)	(1,938)	(1,778)
Deposits received (net)	(10)	(16)	3	5	5
Other financing (net)	—	(14)	—	—	—

Net Cash Flows from Financing Activities	6,476	7,383	5,772	4,621	3,800

Net Increase/(Decrease) in Cash Held	(553)	(1,133)	328	(38)	(930)

Page 38	2010-11 Half-Yearly Review

Table 4.11: Non-financial Public Sector Cash Flow Statement (cont)

	2010-11	2010-11	2011-12	2012-13	2013-14
	Budget	Revised	Forward estimates
	$m	$m	$m	$m	$m

Derivation of the Cash Result
Net cash flows from operating activities	8,442	7,045	9,195	9,044	9,124
Net cash flows from investments in non-financial assets	(14,843)	(15,551)	(14,031)	(13,242)	(13,451)

Cash Surplus/(Deficit)	(6,401)	(8,506)	(4,836)	(4,197)	(4,327)

Table 4.12: Derivation of ABS GFS Non-financial Public Sector Cash Surplus/(Deficit)

Cash Surplus/(Deficit)	(6,401)	(8,506)	(4,836)	(4,197)	(4,327)
Assets acquired under finance leases	(729)	(745)	(783)	(747)	(1,324)
Other financing arrangements(a)	31	441	(65)	3	96

ABS GFS Surplus/(Deficit)	(7,100)	(8,810)	(5,684)	(4,942)	(5,555)

(a)	Comprises movements in payables and receivables of a capital nature.

2010-11 Half-Yearly Review	Page 39

4.2 Loan Council Allocation
Table 4-13 presents the Budget time estimates of the State’s Loan Council Allocation (LCA) for 2010-11 and a revised estimate taking into account recent fiscal and economic developments.
Overall, the estimated Loan Council Allocation deficit of $7.4 billion for 2010-11 has increased and has been revised to a deficit of $9.2 billion. The variance of $1.8 billion since the 2010-11 Budget exceeds the tolerance limit of $1.5 billion set by Loan Council. This tolerance limit is calculated as 2 per cent of cash receipts from operating activities for the non-financial public sector.
The variance in the tolerance limit is primarily due to a higher than budgeted cash deficit for the general government sector ($1.0 billion) and for the public non-financial corporation sector ($1.1 billion), partly offset by a $0.4 billion estimated reduction in new finance leases.
Table 4.13: Loan Council Allocation Estimates(a)

		2010-11	2010 -11
		Budget time	Half-Yearly
		Estimate	Estimate
		$m	$m

	General government sector cash deficit/(surplus)	1,785	2,816
	Public Non-financial Corporations sector cash deficit/(surplus)	4,616	5,704
	Non-financial public sector cash deficit/(surplus)(b)	6,401	8,506
	Acquisitions under finance leases and similar arrangements (c)	698	304
Equals:	ABS GFS cash deficit/(surplus)	7,100	8,810
Minus:	Net cash flows from investments in financial assets for policy purposes (d)	(186)	(209)
Plus:	Memorandum items (e)	96	136

	Loan Council Allocation	7,382	9,155

(a)	Cash surplus/deficits and finance leases are displayed with the opposite sign to that under which they are reported in cash flow statements. That is, a surplus is displayed as a negative number and vice versa.

(b)	The non-financial public sector cash surplus/ (deficit) may not directly equate to the sum of the general government and public non-financial corporation cash deficits due to intersectoral transfers which are netted out.

(c)	Finance leases are shown as they are deducted from the AASB 1049 cash surplus to derive the ABS GFS cash surplus.

(d)	Net cash flows from investments in financial assets for policy purposes are displayed with the same sign as which they are reported in cash flow statements.

(e)	Memorandum items are used to adjust the ABS deficit to include in LCAs certain transactions, such as operating leases that have many of the characteristics of public sector borrowings but do not constitute formal borrowings. They are also used, where appropriate, to deduct from the ABS deficit certain transactions that the Loan Council has agreed should not be included in LCAs — for example, the funding of more than employers’ emerging costs under public sector superannuation schemes, or borrowings by entities such as statutory marketing authorities.
Privately Financed Projects
As confirmed at the 1997 Loan Council meeting, States are to report their full contingent exposure to infrastructure projects with private sector involvement. Exposure is to be measured by the Government’s termination liabilities and disclosed as a footnote to, rather than a component, of LCAs.

2010-11 Contracts:	None to be reported

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2010-11 Half-Yearly Review	Page 41

Chart and Table List

Page 42	2010-11 Half-Yearly Review

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